EXHIBIT 10.1

VALENCE TECHNOLOGY, INC.


                                 August 17, 2006


Mr. Carl E. Berg
West Coast Venture Capital, Inc.
10050 Bandley Drive
Cupertino, CA  95014

Re: Financing Commitment

Dear Mr. Berg:

This letter is entered into in connection with an agreement entered into by West Coast Venture Capital, Inc. (WCVC) and Valence Technology, Inc. (Valence).

Pursuant to the agreement reached today, WCVC, has funded One Million Dollars ($1,000,000.00) to Valence, to purchase five hundred thirty four thousand seven hundred fifty nine (534,759) shares of common stock. The per share price of the common stock sold to WCVC is $1.87 which represents the closing bid price of the common stock on the principal market on the last trading day prior to the date of this Agreement.

                                         Sincerely,

                                         VALENCE TECHNOLOGY, INC.



                                         /s/ James R. Akridge
                                         ---------------------------------------
                                         James R. Akridge
                                         Chief Executive Officer & President

ACCEPTED AND AGREED:

West Coast Venture Capital, Inc.
Carl E. Berg



/s/ Carl E. Berg
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